EXHIBIT 99.1

News Release

TANGER REPORTS SECOND QUARTER 2012 RESULTS
Second Quarter Same Center NOI Increases 7.0%
Funds From Operations Increases 30.4% For The Quarter

Greensboro, NC, July 31, 2012, Tanger Factory Outlet Centers, Inc. (NYSE:SKT) today reported its financial results for the quarter and six months ended June 30, 2012. Funds from operations (“FFO”) available to common shareholders, a widely accepted supplemental measure of REIT performance, increased 30.4% for the three months ended June 30, 2012 to $38.6 million, or $0.39 per share, as compared to FFO of $29.6 million, or $0.32 per share, for the three months ended June 30, 2011. For the six months ended June 30, 2012, FFO increased 25.3% to $74.2 million, or $0.75 per share, as compared to FFO of $59.2 million, or $0.64 per share, for the six months ended June 30, 2011.

“Our solid operating performance continued through the second quarter. Same center net operating income increased by 7.0% for the quarter and 6.9% for the first half of the year. Tenant comparable sales increased 3.9% for the rolling twelve months. Leasing activity remained robust, with a positive second quarter blended rental spread for renewals and re-tenanted space of 24.7%,” commented Steven B. Tanger, President and Chief Executive Officer. “During the quarter we announced a new joint venture to develop a designer outlet center at Foxwoods Resort Casino. Located in Mashantucket, Connecticut, Foxwoods attracts more than 40,000 visitors each day. This exciting venture further strengthens our pipeline of external growth opportunities throughout the United States and Canada,” he added.

FFO for all periods shown was impacted by a number of charges as described in the summary below (in thousands, except per share amounts):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
FFO as reported	$38,586	$29,600	$74,227	$59,222
As adjusted for:
Acquisition costs	—	974	—	1,541
Abandoned development costs	—	—	—	158
AFFO adjustments from unconsolidated joint ventures (1)	206	—	892	—
Impact of above adjustments to the allocation of earnings to participating securities	(2)	(8)	(9)	(16)
Adjusted FFO ("AFFO")	$38,790	$30,566	$75,110	$60,905
Diluted weighted average common shares	98,812	93,237	98,702	93,172
AFFO per share	$0.39	$0.33	$0.76	$0.65
(1) Includes our share of acquisition costs, abandoned development costs and gain on early extinguishment of debt from unconsolidated joint ventures.

Net income available to common shareholders for the three months ended June 30, 2012 increased 24.3% to $11.5 million or $0.12 per share, as compared to net income of $9.3 million, or $0.11 per share for the three months ended June 30, 2011. For the six months ended June 30, 2012 net income available to common shareholders increased 5.5% to $19.5 million or $0.21 per share, as compared to net income of $18.5 million, or $0.23 per share for the six months ended June 30, 2011. Net income available to common shareholders for the above periods was also impacted by the charges described above.

Net income and FFO per share amounts above are on a diluted basis. FFO and AFFO are supplemental non-GAAP financial measures used as a standard in the real estate industry to measure and compare the operating performance of real estate companies. A complete reconciliation containing adjustments from GAAP net income to FFO and to AFFO are included in this release.

Second Quarter Highlights

•	7.0% increase in same center net operating income during the quarter, 6.9% year to date

•	24.7% blended increase in average base rental rates on renewed and released space during the quarter, 23.7% year to date

•	98.0% period-end consolidated portfolio occupancy rate at June 30, 2012, up from 97.8% at June 30, 2011 and 97.3% at March 31, 2012

•	3.9% increase in reported tenant comparable sales for the rolling twelve months ended June 30, 2012 to $375 per square foot

•	25.0% debt-to-total market capitalization ratio as of June 30, 2012

•	4.08 times interest coverage for the second quarter ended June 30, 2012

•	Upgrade in outlook received from Moody's Investor Services from Baa2 Stable to Baa2 Positive

•	Announced joint venture for the development of a Tanger Outlet Center at Foxwoods Resort Casino in Mashantucket, Connecticut

National Portfolio Drives Operating Results

During the first six months of 2012, Tanger executed 334 leases, totaling 1,508,000 square feet throughout its consolidated portfolio. Lease renewals during the first six months accounted for 1,189,000 square feet, which generated a 14.7% increase in average base rental rates and represented 65.4% of the square feet originally scheduled to expire during 2012. Base rental increases on re-tenanted space during the first six months averaged 54.5% and accounted for the remaining 319,000 square feet.

Same center net operating income increased 7.0% for the second quarter of 2012 compared to 3.8% for the second quarter of last year and increased 6.9% for the first six months of 2012 compared to 4.9% for the same period last year. Reported tenant comparable sales for Tanger's consolidated properties for the rolling twelve months ended June 30, 2012 increased 3.9% to $375 per square foot. Tenant comparable sales for the three months ended June 30, 2012 increased 2.5%.

Investment Activities Provide Potential Future Growth
During the second quarter of 2012, construction continued on a new Tanger Outlet Center located in Texas City (Houston), Texas. The center is located approximately 30 miles south of Houston and 20 miles north of Galveston on the highly traveled Interstate 45, off Exit 17 on Holland Road. Houston is the fourth largest U.S. city, and Galveston is a popular Gulf Coast getaway destination that attracts over 5 million visitors a year.  The center will feature over 85 brand name and designer outlet stores in the first phase of approximately 350,000 square feet, with ample room for expansion for a total build out of approximately 470,000 square feet. Tanger currently expects the center to be completed in time for a grand opening celebration to be held on October 19, 2012.

Construction also continued on Tanger Outlets Westgate in Glendale, Arizona. Situated on 38-acres, the outlet center is located on Loop 101 and Glendale Avenue in Western Phoenix. This site is adjacent to Westgate City Center, Jobing.com Arena, University of Phoenix Stadium, Cabela's and The Renaissance Glendale Hotel and Spa. This center will offer some 80 brand name outlet stores in the first phase which will contain approximately 330,000 square feet. Tanger currently expects the center to be completed in time for a November 15, 2012 grand opening celebration.
On June 18, 2012, Tanger and Gordon Group Holdings, LLC announced they have entered into an agreement to develop an upscale outlet center at Foxwoods Resort Casino in Mashantucket, Connecticut on the Mashantucket Pequot Indian Reservation.  The proposed 312,000 square foot center is designed to connect the casino floors of the resort's two casinos, the MGM Grand and the Grand Pequot Casino. Foxwoods attracts approximately 16 million visitors annually and has more gaming square footage than any other casino in the country.
Tanger has announced two additional domestic sites located in Scottsdale, Arizona and in National Harbor, a waterfront resort in the Washington, DC metro area. In Canada, Tanger and RioCan Real Estate Investment Trust have announced plans to develop a site in Kanata, Ontario in the Ottawa market and plans to expand Tanger Outlets Cookstown from 156,000 square feet to approximately 320,000 square feet. Additionally, Tanger and RioCan have entered into an agreement with Orlando Corporation to create a strategic alliance to develop designer outlet opportunities on land within Heartland Town Centre, located in the western Greater Toronto Area. All of these projects are currently in the predevelopment phase.
Balance Sheet Summary

As of June 30, 2012, Tanger had a total market capitalization of approximately $4.2 billion including $1.1 billion of debt outstanding, equating to a 25.0% debt-to-total market capitalization ratio. As of June 30, 2012, 63.0% of Tanger's debt was at fixed interest rates and the company had $141.2 million outstanding on its $520.0 million in available unsecured lines of credit. During the second quarter of 2012, Tanger continued to maintain a strong interest coverage ratio of 4.08 times.

Updated 2012 FFO Per Share Guidance
Based on Tanger's internal budgeting process, the company's view on current market conditions, and the strength and stability of its core portfolio, management currently believes its net income available to common shareholders for 2012 will be between $0.58 and $0.62 per share and its FFO available to common shareholders for 2012 will be between $1.59 and $1.63 per share.
The company's earnings estimates reflect a projected increase in same-center net operating income of between 5% and 6%.  The company's estimates do not include the impact of any additional rent termination fees, any additional potential refinancing transactions, the sale of any out parcels of land, or the sale or acquisition of any properties. The following table provides the reconciliation of estimated diluted net income per share to estimated diluted FFO per share:

For the twelve months ended December 31, 2012:
	Low Range	High Range
Estimated diluted net income per share	$0.58	$0.62
Noncontrolling interest, gain/loss on acquisition of real
estate, depreciation and amortization uniquely
significant to real estate including noncontrolling
interest share and our share of joint ventures	1.01	1.01
Estimated diluted FFO per share	$1.59	$1.63

Second Quarter Conference Call

Tanger will host a conference call to discuss its second quarter results for analysts, investors and other interested parties on Wednesday, August 1, 2012, at 10:00 a.m. eastern time. To access the conference call, listeners should dial 1-877-277-5113 and request to be connected to the Tanger Factory Outlet Centers Second Quarter 2012 Financial Results call. Alternatively, the call will be web cast by SNL IR Solutions and can be accessed at Tanger Factory Outlet Centers, Inc.'s web site by clicking the Investor Relations link on www.tangeroutlet.com. A telephone replay of the call will be available from August 1, 2012 at 1:00 p.m. eastern time through 11:59 p.m., August 8, 2012 by dialing 1-855-859-2056, conference ID # 97394137. An online archive of the broadcast will also be available through August 8, 2012.

About Tanger Factory Outlet Centers

Tanger Factory Outlet Centers, Inc. (NYSE:SKT), is a publicly-traded REIT headquartered in Greensboro, North Carolina that presently operates and owns, or has an ownership interest in, a portfolio of 39 upscale outlet shopping centers in 25 states coast to coast and in Canada, totaling approximately 11.9 million square feet leased to over to 2,500 stores operated by more than 435 different brand name companies. More than 175 million shoppers visit Tanger Factory Outlet Centers, Inc. annually. Tanger is filing a Form 8-K with the Securities and Exchange Commission that includes a supplemental information package for the quarter ended June 30, 2012. For more information on Tanger Outlet Centers, call 1-800-4TANGER or visit the company's web site at www.tangeroutlet.com.

This news release contains forward-looking statements within the meaning of federal securities laws. These statements include, but are not limited to, estimates of future net income per share, FFO per share, same center net operating income as well as other statements regarding the expected timing of the grand openings of the current developments, the company's implementation and progress of its outlet strategy in Canada through a joint venture with RioCan Real Estate Investment Trust, the renewal and re-tenanting of space, tenant sales and sales trends, interest rates, coverage of the current dividend and management's beliefs, plans, estimates, intentions, and similar statements concerning anticipated future events, results, circumstances, performance or expectations that are not historical facts. These forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those projected due to various factors including, but not limited to, the risks associated with general economic and real estate conditions in the United States and Canada, the company's ability to meet its obligations on existing indebtedness or refinance existing indebtedness on favorable terms, the availability and cost of capital, the company's ability to lease its properties, the company's ability to implement its plans and strategies for joint venture properties that it does not fully control, the company's inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and competition. For a more detailed discussion of the factors that affect our operating results, interested parties should review the Tanger Factory Outlet Centers, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Contact:    Frank C. Marchisello, Jr.
Executive Vice President and CFO
(336) 834-6834

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2012	2011	2012	2011
REVENUES
Base rentals (a)	$58,583	$48,393	$115,802	$94,612
Percentage rentals	1,618	1,137	3,362	2,528
Expense reimbursements	24,989	20,616	48,465	41,821
Other income	2,145	1,955	3,949	3,879
Total revenues	87,335	72,101	171,578	142,840
EXPENSES
Property operating	27,977	23,765	54,065	47,873
General and administrative	8,699	7,185	18,719	13,952
Acquisition costs (b)	—	974	—	1,541
Abandoned development costs (c)	—	—	—	158
Depreciation and Amortization	24,923	17,858	50,438	35,823
Total expenses	61,599	49,782	123,222	99,347
Operating income	25,736	22,319	48,356	43,493
Interest expense	12,411	10,713	24,745	21,038
Income before equity in losses of unconsolidated joint ventures	13,325	11,606	23,611	22,455
Equity in losses of unconsolidated joint ventures	(867)	(764)	(2,319)	(796)
Net income	12,458	10,842	21,292	21,659
Noncontrolling interests in Operating Partnership	(766)	(1,420)	(1,479)	(2,839)
Noncontrolling interests in other consolidated partnerships	25	—	32	—
Net income attributable to Tanger Factory Outlet Centers, Inc.	11,717	9,422	19,845	18,820
Allocation of earnings to participating securities	(209)	(165)	(367)	(357)
Net income available to common shareholders of Tanger Factory Outlet Centers, Inc.	$11,508	$9,257	$19,478	$18,463

Basic earnings per common share:
Net income	$0.13	0.11	$0.21	$0.23

Diluted earnings per common share:
Net income	$0.12	0.11	$0.21	$0.23

a.	Includes straight-line rent and market rent adjustments of $1,169 and $1,442 for the three months ended and $2,514 and $2,390 for the six months ended June 30, 2012 and 2011, respectively.

b.	Represents potential acquisition related expenses incurred during the three and six months ended June 30, 2011.

c.	Represents the write-off of costs associated with abandoned development projects for the six months ended June 30, 2011.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(Unaudited)

	June 30,	December 31,
	2012	2011
ASSETS
Rental property
Land	$148,002	$148,002
Buildings, improvements and fixtures	1,787,050	1,764,494
Construction in progress	—	3,549
	1,935,052	1,916,045
Accumulated depreciation	(547,167)	(512,485)
Total rental property, net	1,387,885	1,403,560
Cash and cash equivalents	11,855	7,894
Investments in unconsolidated joint ventures	72,394	28,481
Deferred lease costs and other intangibles, net	109,850	120,636
Deferred debt origination costs, net	10,219	8,861
Prepaids and other assets	50,172	52,383
Total assets	$1,642,375	$1,621,815

LIABILITIES AND EQUITY
Liabilities
Debt
Senior, unsecured notes (net of discount of $2,104 and $2,237 respectively)	$547,896	$547,763
Unsecured term loans (net of discount of $620 and $692, respectively)	259,380	9,308
Mortgages payable (including premium of $6,902 and $7,434, respectively)	109,583	111,379
Unsecured lines of credit	141,224	357,092
Total debt	1,058,083	1,025,542
Construction trade payables	14,746	13,656
Accounts payable and accrued expenses	38,011	37,757
Other liabilities	16,283	16,428
Total liabilities	1,127,123	1,093,383

Commitments and contingencies
Equity
Tanger Factory Outlet Centers, Inc.
Common shares, $.01 par value, 300,000,000 shares authorized, 93,483,988 and 86,727,656 shares issued and outstanding at June 30, 2012 and December 31, 2011, respectively (1)	935	867
Paid in capital (1)	758,381	720,073
Accumulated distributions in excess of net income	(279,657)	(261,913)
Accumulated other comprehensive income	1,405	1,535
Equity attributable to Tanger Factory Outlet Centers, Inc.	481,064	460,562
Equity attributable to noncontrolling interests:
Noncontrolling interests in Operating Partnership (1)	27,386	61,027
Noncontrolling interests in other consolidated partnerships	6,802	6,843
Total equity	515,252	528,432
Total liabilities and equity	$1,642,375	$1,621,815

(1) As of June 30, 2012, reflects the exchange of 1,702,865 units of the Operating Partnership owned by noncontrolling interests into 6,811,460 common shares of the company.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(in thousands, except per share, state and center information)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2012	2011	2012	2011
FUNDS FROM OPERATIONS (a)
Net income	$12,458	$10,842	$21,292	$21,659
Adjusted for:
Depreciation and amortization uniquely significant to real estate - consolidated	24,710	17,686	50,011	35,493
Depreciation and amortization uniquely significant to real estate - unconsolidated joint ventures	1,653	1,336	3,468	2,642
Impairment charge - unconsolidated joint venture	140	—	140	—
Funds from operations (FFO)	38,961	29,864	74,911	59,794
FFO attributable to noncontrolling interests in other consolidated partnerships	16	—	14	—
Allocation of earnings to participating securities	(391)	(264)	(698)	(572)
Funds from operations available to common shareholders	$38,586	$29,600	$74,227	$59,222
Funds from operations available to common shareholders per share - diluted	$0.39	$0.32	$0.75	$0.64

WEIGHTED AVERAGE SHARES
Basic weighted average common shares	91,717	80,483	90,694	80,418
Effect of notional units	1,014	416	1,007	416
Effect of exchangeable notes	—	131	—	131
Effect of outstanding options	85	74	74	74
Diluted weighted average common shares (for earnings per share computations)	92,816	81,104	91,775	81,039
Exchangeable operating partnership units (b)	5,996	12,133	6,927	12,133
Diluted weighted average common shares (for funds from operations per share computations)	98,812	93,237	98,702	93,172

OTHER INFORMATION
Gross leasable area open at end of period -
Consolidated	10,746	9,776	10,746	9,776
Partially owned - unconsolidated	1,192	948	1,192	948

Outlet centers in operation -
Consolidated	36	33	36	33
Partially owned - unconsolidated	3	2	3	2

States operated in at end of period (c)	24	22	24	22
Occupancy at end of period (c) (d)	98.0%	97.8%	98.0%	97.8%

a.
FFO is a non-GAAP financial measure. The most directly comparable GAAP measure is net income (loss), to which it is reconciled. We believe that for a clear understanding of our operating results, FFO should be considered along with net income as presented elsewhere in this report. FFO is presented because it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare one equity REIT with another on the basis of operating performance. FFO is generally defined as net income (loss), computed in accordance with generally accepted accounting principles, before extraordinary items and gains (losses) on sale or disposal of depreciable operating properties, plus depreciation and amortization uniquely significant to real estate, impairment losses on depreciable real estate of consolidated real estate, impairment losses on investments in unconsolidated joint ventures driven by a measurable decrease in the fair value of depreciable real estate held by the unconsolidated joint ventures and after adjustments for unconsolidated partnerships and joint ventures. We caution that the calculation of FFO may vary from entity to entity and as such the presentation of FFO by us may not be comparable to other similarly titled measures of other reporting companies. FFO does not represent net income or cash flow from operations as defined by accounting principles generally accepted in the United States of America and should not be considered an alternative to net income as an indication of operating performance or to cash flows from operations as a measure of liquidity. FFO is not necessarily indicative of cash flows available to fund dividends to shareholders and other cash needs.

b.
The exchangeable operating partnership units (noncontrolling interest in operating partnership) are not dilutive on earnings per share computed in accordance with generally accepted accounting principles.

c.	Excludes the Wisconsin Dells, Wisconsin, Deer Park, New York and Cookstown, Ontario properties which we have ownership interests in but are held in unconsolidated joint ventures.

d.	Excludes for the 2011 periods our wholly-owned, non-stabilized center in Hilton Head I, South Carolina, which opened on March 31, 2011.